UNITED STATES

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PROXY STATEMENT

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CYNOSURE, INC.

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Commencing on May 4, 2015, the following communication will be sent to certain stockholders of Cynosure, Inc.

May 4, 2015

Re:	Cynosure, Inc.’s 2015 Annual Meeting of Stockholders – May 14, 2015

Vote “FOR” the Advisory Vote on Executive Compensation (“Say-on-Pay”) and “FOR” the Election of Thomas H. Robinson to the Board of Directors (the “Board”)

Dear Stockholder:

Cynosure, Inc. is holding its 2015 Annual Meeting of Stockholders on May 14, 2015. We are writing to ask for your support at the upcoming annual meeting by voting in accordance with the recommendations of our Board on all proposals. Particularly, we are requesting your support by voting “FOR” Proposal 2, our Advisory Vote on Executive Compensation, and voting “FOR” the election of Thomas H. Robinson, our compensation committee chairman and one of our directors subject to election pursuant to Proposal 1, our Election of Directors proposal. In deciding how to vote on the proposals, we encourage you to read the relevant portions of our proxy statement (available at www.cynosure.com/proxy) and consider the supplemental information below.

The independent proxy advisory firm, Glass Lewis, has recommended votes “FOR” the Say-on-Pay proposal and “FOR” the election of Mr. Robinson. Another independent proxy advisory firm, Institutional Shareholder Services (“ISS”), has recommended a vote “AGAINST” the Say-on-Pay proposal and has also recommended a “WITHHOLD” vote against the election of Mr. Robinson.

We believe that ISS’ recommendations do not appropriately value key changes we have made to our corporate governance and executive compensation practices in the last year in direct response to our recent stockholder outreach efforts. We also believe that the ISS recommendations did not appropriately take into account our statements that we have begun to design a performance-based equity compensation program to be evaluated for implementation later this year. In fact, our compensation committee has now committed to design and implement a performance-based equity compensation program for 2016, our next annual executive compensation cycle.

We strongly disagree with ISS’ recommendations and urge stockholders to vote “FOR” the proposals for the reasons set forth in our proxy statement and below.

Following our failed 2014 Say-on-Pay vote, we sought discussions with our largest stockholders, including 27 institutional investors representing approximately 70% of our outstanding shares as of

September 30, 2014, to gain a better understanding of our stockholders’ views and to enhance overall engagement with our stockholders. As a result of this effort, our compensation and nominating and corporate governance committee chairpersons, along with our general counsel, spoke with nine of our largest institutional investors, representing approximately 30% of our outstanding shares. Following these discussions, and based upon a thorough review of our corporate governance and executive compensation practices in 2014 and 2015, we have adopted a number of changes to help address stockholder concerns and more closely align our corporate governance and executive compensation practices with best practices. The principal changes to our corporate governance and executive compensation practices that we have adopted since our 2014 annual meeting of stockholders include:

•	Enhancing our executive compensation disclosure;

•	Prohibiting excise tax gross-ups for all future employee arrangements;

•	Implementing a clawback policy, covering all executive officers, with respect to incentive compensation earned in the event of a material noncompliance with any financial reporting requirement under the securities laws that triggers an accounting restatement;

•	Enhancing our anti-hedging and anti-pledging policies with a complete prohibition;

•	Electing a lead director, in light our chief executive officer also serving as our chairman;

•	Evaluating the benchmarking of our compensation levels; and

•	A commitment to design and implement a performance-based equity compensation program for 2016.

We have also taken several other steps to enhance our corporate governance and executive compensation practices in recent years. These previous initiatives include, in 2013, eliminating the automatic annual 5% salary increase for our named executive officers, eliminating both the evergreen and discretionary share increase provisions from our Amended and Restated 2005 Stock Incentive Plan, and prohibiting the repricing of options granted under the plan without stockholder approval. Our dual class capital structure, which effectively afforded a single stockholder the right to elect a majority of our directors, was eliminated in 2012.

Glass Lewis has recommended a vote “FOR” the Say-on-Pay proposal and “FOR” Mr. Robinson’s election to our Board. Although noting that stockholders should be mindful of certain issues, Glass Lewis determined that our pay for performance has improved since 2014, and that firm specifically found a strong alignment between our executive pay and our performance. Indeed, even ISS noted a “low concern” in its initial quantitative screen of our executive pay as measured against our performance, and a “medium” level of concern in its pay for performance evaluation.

Glass Lewis also observed that our recent corporate governance and executive compensation changes represent positive steps and correctly noted that we intend to continue to improve our executive compensation program.

To be sure, we do plan to continue to improve our executive compensation program for 2016 and beyond, including by implementing a performance-based equity compensation program. For 2015 executive compensation determinations that remain to be made after completion of this year, our compensation committee intends to exercise its discretion in a manner that reflects our pay for performance philosophy of attracting, rewarding and retaining high quality executives, accomplishing our short and long-term goals and, as a result, enhancing stockholder value. With respect to stockholder value, on December 31, 2013 and 2014, the closing price of our class A common stock was $26.64 and $27.42, respectively. On May 1, 2015, the closing price of our class A common stock was $33.07. Our performance in 2014 and into 2015 is a continuation of the results we have delivered over the last several years.

We remain committed to continuing to improve the alignment of our executive compensation program with the interests of our stockholders. We are very appreciative of the time that our investors have taken to speak with us since our 2014 annual meeting of stockholders, and we will continue to seek and take very seriously the input we receive from our stockholders.

Lastly, given our focused efforts to solicit stockholder feedback during 2014 and 2015 and going forward, and to implement policies and practices to address stockholder concerns – efforts which have been driven in large measure by Mr. Robinson – we believe that votes against Mr. Robinson’s reelection are unwarranted, even in the circumstance where a stockholder might vote against the Say-on-Pay proposal.

We urge you to vote “FOR” approval of Proposal 2, the Say-on-Pay Proposal.

We urge you to vote “FOR” the election of Thomas H. Robinson to the Board.

Your vote is important regardless of the number of shares you own. Even if you have already voted, you can change your vote at any time before the upcoming annual meeting as described in more detail in the proxy statement. If you need assistance in voting your shares, please call our proxy solicitor, Georgeson, Inc., toll-free at 866-295-4321.

We appreciate and thank you for your continued support of Cynosure.

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